Exhibit 14

TANG CAPITAL ACQUISITION CORP.

FORM OF Code of Business Conduct and Ethics

[•], 2026

I.
INTRODUCTION

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of the expectations of Tang Capital Acquisition Corp. (the “Company”) regarding the ethical standards to which each director, officer and employee (if any), and any personnel of Tang Capital Management, LLC providing services to the Company, should adhere while acting on behalf of the Company. You are expected to read and become familiar with the ethical standards described in this Code and will be required, from time to time, to affirm your agreement to adhere to such standards.

This Code is intended to: (i) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications; (iii) promote compliance with applicable governmental laws, rules and regulations; (iv) deter wrongdoing; and (v) require prompt internal reporting of violations of, and accountability for adherence to, this Code.

We expect all individuals associated with the Company to conduct themselves with the highest degree of honesty and integrity at all times. We consider any violation of this Code to be a serious breach of our trust, and any violation may result in disciplinary action up to and including termination, as well as potential civil or criminal penalties, depending on the nature of the violation and applicable law. Similarly, if you are aware of someone’s violation of this Code, you have a duty to report the violation in accordance with the procedures detailed below.

While this Code covers multiple scenarios and activities, it does not address every situation that could arise. Therefore, if you are faced with an issue that you feel may not be covered specifically by this Code and are making a decision to act, please keep the following in mind:

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Consider whether your actions would conform to the intent of the Code.
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Consider whether your actions could create even a perception of impropriety.
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Make sure you have all of the relevant facts.
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Consider seeking help. It is always better to seek assistance before you act, rather than making a preventable mistake.

If you encounter a situation where you have a question about the law, the Code or any Company policy or are unsure of the best course of action, you should always seek guidance. Except as otherwise specifically noted in the Code, when you have a specific question, please contact the Chief Financial Officer (the “CFO”).

II.
REPORTING VIOLATIONS

If you know or reasonably believe that there has been a violation of this Code or any illegal behavior, you must report such violation or illegal behavior to the CFO. Additionally, you may report any violations of this Code or any other illegal behavior anonymously through the Company’s whistleblower hotline. There are two methods of logging complaints anonymously:

Website: [***]

Phone: [***]

Reports concerning accounting, internal accounting controls or auditing matters will be directed to the Chair of the Audit Committee. All other complaints will be directed to the CFO. However, if the complaint involves the CFO, or otherwise gives rise to a conflict of interest, such complaints will be directed to the Company’s Audit Committee and/or outside counsel.

The Board of Directors or the Audit Committee, as appropriate, will take all appropriate action to investigate any reported violations of this Code. Upon determination that a violation has occurred, the Board of Directors will take or authorize such disciplinary or preventive action as it deems appropriate.

Failure to report a known or suspected violation of this Code is itself a violation and may result in disciplinary action up to and including termination. Any director, officer or employee who obtains information about a Code violation or illegal act has the responsibility to report the matter immediately to one of the above individuals. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate or tolerate discrimination or retaliation against any director, officer or employee for reporting, in good faith, a potential violation, and any person retaliating against or intimidating any such person for reporting a matter in good faith will be disciplined.

Nothing in this Code is intended, or should be understood, to preclude employees from exercising their rights under the National Labor Relations Act.

III.
PERSONAL RESPONSIBILITY AND INTEGRITY
A.
Fair Dealing

You are expected to be ethical and should deal fairly with business partners. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

B.
Confidential Information and Privacy

The Company holds many types of confidential information that must be carefully safeguarded. Protecting this information is essential to maintaining our relationships and protecting our intellectual property. In addition, Company information, which includes confidential information and third-party information the Company has a duty to keep confidential, should not be used other than for its intended use, and documents that include such information should be disposed of properly and should not be copied or removed from the work area, except as required for job performance. Confidential information should not be disclosed to outsiders without specific approval by the Company.

Confidential information includes, but is not limited to information marked “Confidential,” “Private,” “For Internal Use Only” or with a similar legend, other non-public information that, if disclosed, might be of use to the Company’s competitors or harmful to the Company or its business partners, and other non-public information that, if disclosed, would violate federal or state securities laws.

Regardless of whether information is specifically marked as confidential, it is each person’s responsibility to keep confidential information in confidence (except as otherwise required, if at all, by applicable law). You must not use, reveal or divulge any such information unless it is necessary for you to do so in the performance of your duties (or except as otherwise required, if at all, by applicable law). Generally, access to confidential information should be granted, provided or given on a “need-to-know” basis.

C.
Use of Company Systems

The data and other information you use, send, receive and store on the Company’s telecommunications equipment (including email, voicemail and the internet) are business records owned by the Company. Therefore, subject to applicable laws and regulations, the Company has the right to access, read, monitor, inspect, review and disclose the contents of, postings to and downloads from all of the Company’s information systems.

D.
Conflicts of Interest

Directors, officers and employees should avoid activities that create or give the appearance of a conflict of interest between their personal interests and the Company’s interests. A conflict of interest exists when a personal interest or activity of a director, officer or employee could influence or interfere with that person’s performance of duties, responsibilities or commitments to the Company. A conflict of interest also exists when a director, officer or employee (or member of his or her family) receives an improper personal benefit as a result of his or her position at the Company. Below are some examples of situations that could result in a conflict of interest:

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be a consultant to, or a director, officer or employee of, or otherwise operate, an outside business that is a significant competitor, supplier or customer of the Company;
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be a consultant to, or a director, officer or employee of, or otherwise operate, an outside business if the demands of the outside business would materially interfere with the director’s, officer’s or employee’s responsibilities to the Company;

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take personal advantage or obtain personal gain from an opportunity learned of or discovered during the course and scope of your employment when that opportunity or discovery could be of benefit or interest to the Company;
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have significant financial interest, including direct stock ownership, in any outside business that does or seeks to do a material amount of business with the Company;
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seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;
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accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible; or
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conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives.

Whether or not a conflict of interest exists or will exist can be unclear. Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with the CFO. Directors and executive officers must consult and seek prior approval of potential conflicts of interest exclusively from the Audit Committee.

For avoidance of doubt, a director affiliated with an investment firm shall not be presumed to have a conflict of interest due to such investment firm, or the director acting on its behalf, conducting activities in the ordinary course of its business.

E.
Proper Use of Company Assets

Directors, officers and employees are entrusted with numerous Company assets and have a responsibility to protect them. The Company’s assets shall be used for their intended business purposes. Personal use of the Company’s funds or property, including charging personal expenses as business expenses, inappropriate reporting or overstatement of business or travel expenses and inappropriate usage of Company equipment or the personal use of supplies or facilities without advance approval from an appropriate officer of the Company shall be considered a breach of the Code.

F.
Corporate Opportunities

Subject to, and except as permitted by, the Company’s Memorandum and Articles of Association, as amended from time to time, no director, officer or employee shall (i) take for themselves corporate or business opportunities that are discovered through the use of corporate property, information or position, (ii) use corporate property, information or position for personal gain or (iii) compete with the Company. For the avoidance of doubt, the Company’s officers and directors, and Tang Capital Management, LLC, are not required to present to the Company investment or acquisition opportunities within the Company’s stated focus.

IV.
LEGAL REQUIREMENTS
A.
Regulatory Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules, and regulations, including those relating to accounting and auditing matters.

B.
Gifts

Generally, giving or receiving gifts, meals or entertainment involving our external business relationships should meet all of the following criteria:

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they do not violate applicable law or fail to comply with Company policy;
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they do not constitute a bribe, kickback or other improper payment;
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they have a valid business purpose;
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they are appropriate as to time, place and value (modest; not lavish or extravagant);
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they are infrequent; and
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they do not influence or appear to influence the behavior of the recipient.

Gifts of cash or marketable securities may not be given or accepted regardless of amount.

C.
Dealing with Government Officials

All dealings with government officials, including, but not limited to, lobbying, political contributions to candidates and meetings with government agencies, shall be in accordance with all applicable national, state and local laws and regulations in each country in which the Company conducts business.

No director, officer or employee shall offer or promise a payment or reward of any kind, directly or indirectly, to any federal, state, local or foreign government official (i) for or because of an official act performed or to be performed by that official; or (ii) in order to secure preferential treatment for the Company or its employees. No director, officer or employee shall offer or promise any federal, state, local or foreign government official gifts, entertainment, gratuities, meals, lodging, travel or similar items that are designed to influence such officials. Further, because of the potential for misunderstanding, no director, officer or employee of the Company may confer gifts, special favors, gratuities or benefits to such an official even if there is no matter pending before that official. The Company also strictly prohibits any director, officer or employee from making any payment or providing a thing of value if the person knows, or reasonably believes or suspects that any portion of the payment or thing of value will be offered, given or promised, directly or indirectly, to any government official.

It is our policy to cooperate fully with all legal and reasonable government investigations. Accordingly, the Company directors, officers and employees shall comply with any and all lawful requests from government investigators and, consistent with preserving the Company’s legal rights, shall cooperate in lawful government inquiries. No director, officer or employee shall make a false or misleading written or oral statement to a government official with regard to any matter involving a government inquiry into the Company matters.

Employees shall contact the CFO when presented with any such government request or inquiry prior to responding to such inquiry. Officers and directors should contact the CFO prior to responding to any such inquiries.

D.
Inside Information

Inside information is material, non-public information about the Company or another company that, if made public, would be reasonably expected to affect the price of a company’s securities or investment decisions regarding the purchase or sale of such securities. Directors, officers and employees must never use inside information about the Company, another company with which the Company has a preexisting or prospective business relationship, or such company’s securities to obtain any type of personal advantage and should not disclose any such inside information to any third parties except as specifically authorized in accordance with the Company’s Insider Trading Policy. For further information about the Company’s policy with respect to inside information, please review our Insider Trading Policy.

E.
Company Disclosure Obligations

The Company’s business affairs are also subject to certain internal and external disclosure obligations and recordkeeping procedures. As a public company, we are committed to abiding by our disclosure obligations in a full, fair, accurate, timely and understandable manner. Only with reliable records and clear disclosure procedures can we make informed and responsible business decisions. When disclosing information to the public, it is Company policy to provide consistent and accurate information. To maintain consistency and accuracy, specific Company spokespersons are designated to respond to questions from the public. Only these individuals are authorized to release information to the public at appropriate times. All inquiries from the media or investors should be forwarded immediately to the CFO or Chief Executive Officer (“CEO”). All press releases, speeches, publications or other official Company disclosures must be approved in advance by the CEO.

We take seriously the reliance our investors place on us to provide accurate and timely information about our business. In support of our disclosure obligations, it is Company policy to always:

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comply with generally accepted accounting principles;
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maintain a system of internal accounting and disclosure controls and procedures designed to provide management with reasonable assurances that transactions are properly recorded and that material information is made known to management;
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maintain books and records that accurately and fairly reflect transactions; and
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prohibit establishment of material undisclosed or unrecorded funds or assets.

F.
Prohibition Against Discrimination; Equal Opportunity Employment

We comply with all applicable employment laws. The Company prohibits harassment in the workplace, including, but not limited to, sexual harassment. Harassment includes verbal or physical conduct that threatens, offends or belittles any individual because of his or her gender, sex, race, color, age, religion, national origin, sexual orientation, ancestry, veteran status or any other category protected by law. Retaliation against an employee for alleging a complaint of harassment or discrimination or for participating in an investigation relating to such a complaint will also not be tolerated.

G.
Foreign Corrupt Practices Act

All directors, officers and employees must comply with the Foreign Corrupt Practices Act (the “FCPA”) and all other applicable anti-corruption laws. The FCPA, sets forth requirements for the Company’s relationships with non-U.S. government representatives, which in many countries include individuals who would not be deemed government representatives in the United States. It is important to note that these limitations apply with respect to a government representative at any level and not only with respect to senior or policy-making roles. The Company is required to adhere to all standards set forth in the FCPA regardless of the nationality or overseas location of the individual acting on behalf of the Company, whether an employee, officer or third party.

No director, officer, employee or third-party person or enterprise acting on behalf of the Company, directly or indirectly, may offer a gift, payment or bribe, or anything else of value, whether directly or indirectly, to any foreign official, foreign political party or party official, or candidate for foreign political office, for the purpose of influencing an official act or decision or seeking influence with a foreign government in order to obtain, retain or direct business to the Company or to any person or to otherwise secure an improper advantage. In short, such activity cannot be used to improve the business environment for the Company in any way. Thus, even if such payment is customary and generally thought to be legal in the host country, it is forbidden by the FCPA and violates U.S. law, unless it is a reasonable and bona fide expenditure.

As is the case under U.S. law, even inexpensive gifts to government or political party officials, such as tickets to sporting events, may constitute a violation of the FCPA. If questions arise with respect to expenses to be incurred on behalf of foreign officials, consult with the CFO before the Company pays or agrees to pay such expenses.

A violation of the FCPA can result in criminal and civil charges against the Company, its directors, officers and the individuals involved in the violation, regardless of the person’s nationality or location.

H.
International Trade Policy

The Company is committed to maintaining the highest possible ethical standards and complying with all applicable laws in all countries in which it does business. The Company strictly prohibits doing business with countries and persons prohibited by applicable U.S. and foreign laws governing international trade, including economic sanctions, export control and anti-boycott laws and regulations.

V.
AMENDMENTS AND WAIVERS OF THIS CODE

This Code applies to all Company employees (if any), officers and directors, and any personnel of Tang Capital Management, LLC providing services to the Company. Please contact the CFO if you believe that a waiver under a provision of this Code is warranted. There shall be no substantive amendment or waiver of any provision of this Code except by a vote of the Board of Directors or the Audit Committee of the Board of Directors, which will ascertain whether an amendment or waiver is appropriate and ensure that any amendment or waiver is accompanied by appropriate controls designed to protect the Company. In the case of non-officer employees or consultants of the Company, waivers may also be approved by the CEO. Any such waiver of a provision of this Code and any amendment to this Code will be disclosed in a Current Report on Form 8-K or on the Company’s website, as permitted and to the extent required by applicable law, rules and regulations.

The Company reserves the right to amend any provision of this Code at any time, subject to the requirements for approval set forth above.

VI.
NO RIGHTS CREATED

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s employees (if any), officers and directors, and any personnel of Tang Capital Management, LLC providing services to the Company, in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder or any other person or entity.